Exhibit 5.1

Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

June 17, 2010

Michael Baker Corporation

Airside Business Park

100 Airside Drive

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel to Michael Baker Corporation (the “Company”) in connection with the Registration Statement (the “Registration Statement”) relating to up to 750,000 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”) which may be issued or delivered to eligible employees of the Company under the Company’s Employee Stock Purchase Plan, as amended (the “Plan”). In rendering our opinion below, we have assumed that any shares of Common Stock which have been reacquired and are then delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1) Articles of Incorporation of the Company, as amended to date;

(2) the Bylaws of the Company, as amended to date;

(3) resolutions adopted by the Board of Directors of the Company on April 9, 2010 adopting the Plan;

(4) resolutions adopted by the shareholders of the Company on May 26, 2010 approving the Plan;

(5) resolutions adopted by the Board of Directors of the Company on May 26, 2010 approving the filing of the Registration Statement; and

(6) the Plan.

Based upon the foregoing and upon an examination of such other documents, proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 750,000 shares of Common Stock being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly authorized in accordance with Pennsylvania law, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

NEW YORK — LONDON — HONG KONG — CHICAGO — WASHINGTON, D.C. — BEIJING — PARIS — LOS ANGELES — SAN FRANCISCO — PHILADELPHIA — PITTSBURGH — OAKLAND — MUNICH — ABU DHABI — PRINCETON — NORTHERN VIRGINIA — WILMINGTON — SILICON VALLEY — DUBAI — CENTURY CITY — RICHMOND — GREECE

Reed Smith

Michael Baker Corporation

June 17, 2010

In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and federal laws of the United States of America and the foregoing opinion is limited to such laws.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion”.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP

JGA:DLD